Exhibit 99.1

M  A  C  K — C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Ilene Jablonski	Rick Matthews
	Senior Director, Marketing and	Executive Vice President
	Public Relations	Rubenstein Associates
	(732) 590-1000	(212) 843-8267

MACK-CALI SADDENED BY PASSING OF MARTIN BERGER

Edison, New Jersey—September 14, 2011—The Board of Directors, management, and staff of Mack-Cali Realty Corporation (NYSE: CLI) are greatly saddened by the untimely passing of Martin S. Berger on September 12, 2011. Mr. Berger was a long-term member of the board, alternating his seat with Robert S. Weinberg annually since 1997.

Mitchell E. Hersh, Mack-Cali president and chief executive officer, commented, “We are deeply saddened by the passing of our dear friend, Marty Berger. His impact on the industry in the New York region will forever be evident. His experience, knowledge, guidance and friendship will be missed greatly.”

Mr. Berger was chairman and general partner of the Robert Martin Company, LLC, which he co-founded with Mr. Weinberg in 1957. The company developed and managed over 6 million square feet of office and industrial properties, which were merged into Mack-Cali in 1997.

The Board of Directors has appointed Mr. Weinberg, 82, as Class III director with a term expiring in 2012, to fill the vacant position created by Mr. Berger’s passing.

Mr. Weinberg has been a partner and president of the Robert Martin Company, LLC since its founding in 1957. He also is a senior partner in G&S Investors, a shopping center developer. He is the chairman of the Outreach Committee on Orderly Growth in Westchester County, New York; a director of City & Suburban Federal Savings Bank; and a director of the Westchester County Association.

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 278 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 32.4 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of over 2,000 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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